Exhibit 10.4
2013 Performance Share Grant Terms and Conditions for Select Key Employees
Pursuant to the Brunswick Corporation 2003 Stock Incentive Plan (the “Plan”)

Purpose
To provide incentives to (i) support the execution of Brunswick Corporation’s business strategies and (ii) more closely align the interests of the award recipient with those of Brunswick Corporation’s stockholders.

Grant Date	February 4, 2013
Performance Shares
Shares of Brunswick Corporation common stock (“Common Stock”) where the number of shares of Common Stock delivered is based on attainment of Performance Criteria set forth herein. Shares of Common Stock subject to this Grant shall be referred to herein as “Performance Shares.”

Target Award	____________ Performance Shares is the target against which Performance Criteria shall apply.
Performance Period
• Cash Flow Return on Investment (“CFROI”) Performance Criteria: one-year performance period, commencing January 1, 2013 and ending December 31, 2013 (the “CFROI Performance Period”).
• For purposes of these Terms and Conditions, “Award Period” shall mean the three-year performance period, commencing January 1, 2013 and ending December 31, 2015.

Performance Criteria
• CFROI: payout of 50% to 150% of the target Performance Shares based solely on performance against CFROI Performance Criteria over the CFROI Performance Period, as set forth in Appendix A attached hereto.

Termination of employment
•    Forfeiture of Performance Shares in the event employment terminates prior to the end of the Award Period, except if the Grantee terminates due to death or permanent disability (as defined below) or the Grantee’s age and years of service equals 70 or more or age is 62 or more.
•    In the case of a termination of employment (other than for “cause” (willful misconduct in the performance of duties)) on or after the first anniversary of the beginning of the Award Period (i) due to death or permanent disability (as defined below) or (ii) on or after the date on which age plus years of service equal 70 or more or age is 62 or more, the Grantee or his or her estate or personal representative shall receive the award, calculated as if the Grantee had remained employed throughout the entire Award Period and based on actual CFROI Performance. The Performance Shares shall be distributed to the Grantee in accordance with the terms of this award under “Timing of Distribution.”
•    In the case of a termination of employment (other than for “cause” (willful misconduct in the performance of duties)) prior to the first anniversary of the beginning of the Award Period (i) due to death or permanent disability (as defined below) or (ii) on or after the date on which age plus years of service equal 70 or more or age is 62 or more, a pro-rata portion of the award will be distributed to the Grantee or his or her estate or personal representative in accordance with the terms of this award under “Timing of Distribution.” For purposes of the foregoing sentence, a “pro-rata portion” will mean the product of (x) the number of Performance Shares that would otherwise be paid out at the end of the Award Period based on actual CFROI Performance and (y) a fraction, the numerator of which is the number of days that have elapsed since the beginning of the CFROI Performance Period through the date of termination of the Grantee’s employment, and the denominator of which is the number of days in the CFROI Performance Period. All remaining Performance Shares shall be forfeited. Fractional shares shall be rounded down to the nearest whole share.

Change in Control
•    On a Change in Control (as defined in the Plan), a pro-rata portion of the award shall vest and the remainder of the award shall be forfeited. For purposes of the foregoing sentence, a “pro-rata portion” shall mean the product of (x) the number of Performance Shares equal to 100% of the target award (or, if the Change in Control occurs after the CFROI Performance Period, the number of Performance Shares actually earned based on CFROI performance) and (y) a fraction, the numerator of which is the number of days that have elapsed since the beginning of the CFROI Performance Period through the Change in Control (not to exceed the number of days in the CFROI Performance Period), and the denominator of which is the number of days in the CFROI Performance Period.
•    Any vested Performance Shares shall be delivered to the Grantee within thirty (30) days of such Change in Control; provided, however, for those whose age and years of service could equal 70 or more or age will be 62 or more, in either case prior to January 1, 2015, all of the award will be distributed in accordance with the terms of this award under “Timing of Distribution;” provided, further, that if the Change in Control is a “change in control event” within the meaning of Internal Revenue Code Section 409A and applicable regulations issued thereunder (except that in no event shall an acquisition of assets under Treasury Regulation §1.409A-3(i)(5)(vii) constitute a change in control event, unless such event is also a sale or disposition of at least all or substantially all of the Company’s assets), then the vested performance share award shall be delivered to the Grantee within thirty (30) days of such Change in Control.

Timing of Distribution
•    Except as otherwise provided for herein, shares of Common Stock shall be delivered to the Grantee in settlement of the award as soon as administratively practicable after the end of the Award Period, subject to certification in writing of the Company’s attainment of the Performance Criteria. In no event shall the award be settled later than 2 ½ months following the end of the year in which the third anniversary of the Grant Date occurs.
•    Notwithstanding the foregoing provisions, in the event that (i) the Grantee is a “Covered Employee” (as defined under Internal Revenue Code Section 162(m), as amended) with respect to the taxable year in which the Performance Shares would otherwise be delivered, and (ii) the sum of the value of the Performance Shares deliverable to the Grantee under the award and other compensation payable by Brunswick to the Grantee with respect to such taxable year exceeds $1.5 million, the portion of the Performance Shares that, when added to such other compensation would result in the Grantee receiving total compensation in excess of $1.5 million shall be converted into deferred stock units and be automatically deferred pursuant to Brunswick's Automatic Deferred Compensation Plan. Performance Shares converted into deferred stock units shall be payable to the Grantee in accordance with the terms of the Automatic Deferred Compensation Plan.

Tax Withholding	Tax withholding liability (to meet required FICA, federal, state, and local withholding) must be paid via share reduction upon distribution.
Form of Distribution
Shares will be deposited to your existing Dividend Reinvestment Plan account or, if one is not currently on record, deposited into a newly created account. Stock certificates will be issued on request.

Additional Terms and Conditions
Grants are subject to the terms of the Plan. To the extent any provision herein conflicts with the Plan, the Plan shall govern. The Human Resources and Compensation Committee of the Board administers the Plan. The Committee may interpret the Plan and adopt, amend and rescind administrative guidelines and other rules as deemed appropriate. Committee determinations are binding.

Permanent disability means the inability, by reason of a medically determinable physical or mental impairment, to engage in any substantial gainful activity, which condition, in the opinion of a physician selected by the Committee, is expected to have a duration of not less than 120 days.

This award and any shares delivered pursuant to this award are subject to forfeiture, recovery by Brunswick or other action pursuant to any clawback or recoupment policy which Brunswick may adopt from time to time, including without limitation any such policy which Brunswick may be required to adopt under the Dodd-Frank Wall Street Reform and Consumer Protection Act and implementing rules and regulations thereunder, or as otherwise required by law.

The Plan may be amended, suspended or terminated at any time. The Plan will be governed by the laws of the State of Illinois, without regard to the conflict of law provisions of any jurisdiction.

2013 Performance Share Grant
Appendix A – Performance Criteria

Cash Flow Return on Investment (CFROI)

CFROI defined as free cash flow divided by operating capital employed (including adjustments noted below).

Free cash flow is consistent with the external reporting definition, adjusted by the items noted below.

Operating capital employed defined as total assets less total liabilities excluding cash, debt and tax balances, adjusted by the items noted below. Operating capital employed will be calculated on a five point basis.

Free cash flow and operating capital employed will be adjusted for the following:
• Acquisition/sale of “strategic” assets;
• Impact of pension cash contributions and tax payments or refunds;
• Impact of any changes in financings; and,
• Any differences between cash restructuring activities versus budget.

	Payout as a % of Target (1)	2013 Goal
Threshold	50%	X%
Target	100%	Y%
Maximum	150%	Z%

(1) If performance is between the threshold and maximum levels set forth above, then the payout as a percentage of target shall be interpolated appropriately. No payout below threshold.